GEOTHERMAL SCIENCE, INC.

14151 Newport Ave., Suite 204
Tustin, California 92780, USA
T +01 949-681-8361
F +01 949-271-3758
www.GeothermalScience.com

Consent of Geothermal Science, Inc.

In connection with U.S. Geothermal Inc's Registration Statements on Form S-8 (No. 333-164394), Form S-8 (No. 333-141262), Form S-3 (No. 333-163384), Form S-3 (No. 333-165728) and Form S-3 (No. 333-170202) of U.S. Geothermal Inc. and related filings under the United States Securities Act of 1933, I, Richard Holt, on behalf of Geothermal Science, Inc. ("Geothermal"), hereby consent to the use of Geothermal's name and to the use of the "Assessment of the Geothermal Potential, Neal Hot Springs, Malheur County, Oregon" dated February 5, 2009, references to the Assessment, or portions thereof, or information derived from the Assessment, in the Registration Statement.

Dated at Boise, Idaho, this 2 day of June, 2011.

Name: Richard J. Holt

Title: Owner